Exhibit 99.1

Interline Brands Announces the Expiration of Tender Offer

Jacksonville, Florida (December 1, 2010) - Interline Brands, Inc., a New Jersey corporation (the "Company") and a wholly-owned subsidiary of Interline Brands, Inc., a Delaware corporation (NYSE: IBI) ("Interline Brands"), today announced that its previously announced offer to purchase for cash (the "Offer") any and all of its outstanding 8 1/8% Senior Subordinated Notes due 2014 (the "Notes") pursuant to the Offer to Purchase and Consent Solicitation Statement, dated November 1, 2010 (the "Statement") had expired at 11:59 p.m., New York City time, on November 30, 2010 (the "Expiration Time").

As of November 15, 2010, at 5:00 p.m. New York City time (the "Consent Deadline"), $135,573,000 principal amount of the outstanding Notes had been validly tendered and not validly withdrawn. On November 16, 2010, the Company paid $1,043.13, plus accrued and unpaid interest, for each $1,000 principal amount of the Notes validly tendered and not validly withdrawn prior to the Consent Deadline. As of the Expiration Time, $1,750,000 principal amount of additional Notes had been validly tendered and not validly withdrawn between the Consent Deadline and the Expiration Time.

On December 1, 2010, the Company accepted and purchased $1,750,000 principal amount of the Notes in the Offer for a purchase price equal to $1,013.13, plus accrued and unpaid interest, for each $1,000 principal amount of the Notes validly tendered and not validly withdrawn after the Consent Deadline but before the Expiration Time. After giving effect to the Notes purchased in the Offer, $13,358,000 principal amount of the Notes currently remains outstanding.

On December 1, 2010, the Company issued a notice of redemption pursuant to the indenture governing the Notes (as amended and supplemented), stating that the Company will redeem all of the outstanding principal amount of the Notes not purchased in the Offer at a redemption price of 104.063% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date, which is January 3, 2011.

About Interline

Interline Brands is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline Brands provides maintenance, repair and operations products to a diversified customer base made up of facilities maintenance professionals, professional contractors, and specialty distributors primarily throughout North America, Central America and the Caribbean. For more information, visit the Company's website at http://www.interlinebrands.com.

Safe Harbor Statements

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. Interline Brands has tried, whenever possible, to identify these forward-looking statements using words such as "projects," "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. Similarly, statements herein that describe Interline Brand's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include the risks described in Interline Brand's Annual Report on Form 10-K for the fiscal year ended December 25, 2009 and its Quarterly Reports on Form 10-Q for the quarters ended March 26, 2010, June 25, 2010 and September 24, 2010. These statements reflect Interline Brand's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.

CONTACT: Interline Brands, Inc.

Lev Cela

904-421-1441